Exhibit No. 10.8
ARMSTRONG NONEMPLOYEE DIRECTORS COMPENSATION1
[Approved October 26, 2009]
Annual Retainer Fees
•	$155,000 — consisting of a Board retainer of approximately $70,000 per year plus an annual award of restricted stock or stock units valued at approximately $85,000.[2]

•	Special annual retainers as follows:
•	$20,000 for the Lead Director

•	$20,000 for the Audit Committee Chair

•	$10,000 for the Management Development and Compensation Committee Chair

•	$10,000 for the Nominating and Governance Committee Chair
•	Cash is paid quarterly in arrears. The annual stock unit grant is made in one installment in October at or about the time of the regular October Board meeting to directors serving at the time of said meeting, vesting on the anniversary of the grant date.
•	Cash payments and stock unit grants for positions starting off-cycle are pro-rated by the number of days remaining in the then-current payment period.
Daily Fees
•	Special assignment fee of $2,500 per diem ($1,250 for less than 4 hours), paid in cash. Applies to one-on-one meetings with CEO, plant visits, and other non-scheduled significant activities.
Commencement Award
•	One-time Service Commencement Award of 6,000 units (discretionary grant) vesting in thirds on the first, second and third anniversary of grant date.[2]

[1]	This summary is intended to provide an overview of the components of the Armstrong Nonemployee Directors Compensation. The applicable plans and policies referenced herein contain detailed terms and conditions. In the event of a discrepancy between this summary and any plan document or Company policy, the terms and conditions of the plan document or pertinent company policy shall govern.

[2]	In accordance with the 2008 Directors Stock Unit Plan, as adopted by the Company’s shareholders at its June 23, 2008 meeting, the annual award of restricted stock or stock units is valued at the number of stock units equal to 55% of the total annual compensation of $155,000. Fractions are rounded up to the next whole share. Complete details with respect to the award of stock units under the 2006 Phantom Stock Plan and the 2008 Director Stock Unit Plan can be found in the plan documents, which terms govern the operation of the plans and the granting of all shares. In the event of a discrepancy between this summary and the Plan document, the Plan document shall govern.

Perquisites
•	Annual Physical Exam up to $2,000 reimbursement

•	Directors and Officers Liability Insurance

•	Travel Accident Insurance

•	Participation in Armstrong Foundation’s Higher Education Gift-Matching Program (Provided by the Foundation, a separate legal entity, subject to its discretion.)

•	Participation in Armstrong’s Employee Purchase Programs (Policy C-350)

•	Participation in “compassionate use” provision of the Company Aircraft Operation Policy (Policy B-200)
Stock Ownership Requirement
Each director shall acquire and hold until six months following the end of his/her service, such number or value of units or shares of common stock of the Company as is specified in the Company’s Corporate Governance Principles. This requirement is waived as to directors designated by shareholders who, while not holding shares individually, nevertheless have an equity interest in common stock of the Company by virtue of their position with the shareholder.
Note: At the request of Messrs. Bonderman and Burns, and as adopted by the Board on September 22, 2009, neither Mr. David Bonderman nor Mr. Kevin Burns shall receive compensation for his service as a director.